                               AGREEMENT FOR ASSIGNMENT
                                  OF SALE AGREEMENT


    (Herein called this "Agreement") entered into July 17, 1997, between O'NEILL PROPERTIES GROUP, L.P., a Pennsylvania limited partnership having an office at 210 Mall Road, King of Prussia, Pennsylvania 19406 (herein called "Contract Vendee"), and MOORESTOWN REALTY ASSOCIATES L.P., a _______________ limited partnership having an office c/o CALI REALTY ACQUISITION CORP. at 11 Commerce Drive, Cranford, New Jersey 07016 (herein called "Assignee");

                                 W I T N E S S E T H:

    WHEREAS, as of May 5, 1997, METROPOLITAN LIFE INSURANCE COMPANY, as seller ("Seller"), entered into a Sale Agreement (herein called the "Sale Agreement") with Contract Vendee, as purchaser, for the sale and purchase of real property consisting of two office buildings known as 224 and 228 Strawbridge Drive in Moorestown, Burlington County, New Jersey more particularly described on Exhibit A annexed thereto and hereto (herein called the "Property"), which agreement was amended by letter agreements (herein called the "Letter Agreements") dated June 2 and July 7, 1997 between Seller's attorney and Contract Vendee's attorney; and

    WHEREAS, Contract Vendee is desirous of assigning to Assignee all of the right, title and interest of Contract Vendee in and to the Sale Agreement; and

    WHEREAS, the parties agree that any capitalized terms not otherwise defined herein shall have the meaning attributed to them in the Sale Agreement;

    NOW, THEREFORE, in consideration of the Property and the mutual covenants expressed herein, and for Ten and 00/100 ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1.   Assignment of Sale Agreement.

         (a) So long as the conditions to the Closing have occurred, Contract Vendee agrees to assign to Assignee all of Contract Vendee's rights, titles and interests in and to the Sale Agreement (but not including the Deposit posted by Contract Vendee with Seller), which assignment shall be effective as of the Closing, on the terms and conditions set forth below, pursuant to the Assignment of Sale Agreement (the "Assignment") annexed hereto as Exhibit B.

         (b) At and only upon the Closing, Assignee shall pay to Seller the amount due Seller under the Sale Agreement on account of the Purchase Price thereunder in an amount equal to Nine Million, Four Hundred and Fifty Thousand and 00/100 ($9,450,000.00) Dollars, subject to adjustment as provided in the Sale Agreement, but excluding operating expenses for the period from June 14, 1997 until Closing, which Contract Vendee represents and warrants to Assignee is the Purchase Price.

         In the event that Seller has applied the Deposit posted by Contract Vendee to the Purchase Price under the Sale Agreement, Assignee shall reimburse Contract Vendee for the Deposit at Closing and shall pay to Seller the balance of the Purchase Price in an amount equal to Nine Million, One Hundred and Fifty Thousand and 00/100 ($9,150,000.00) Dollars, excluding operating expenses for the period from June 14, 1997 until Closing, which shall be paid by Contract Vendee.

    2.   Intentionally Omitted.

    3. Matters to which this Sale shall be Subject. Title to the Property shall be conveyed as set forth in Section 2.5 of the Sale Agreement subject only to Permitted Exceptions described in Section 2.4 of the Sale Agreement. Permitted Exceptions shall not include any declaration of environmental restrictions or other institutional control notice pursuant to P.L. 1993, c. 139, or a ground water classification exception area or a well restriction area. A proper notice of settlement shall be filed pursuant to N.J.S.A. 46:16A-1 prior to Closing. The lease memoranda recorded in deed book 2725 at page 90, deed book 2852 at page 248 and deed book 2956 at page 151 shall be disposed of to Seller's reasonable satisfaction; and Seller shall have received reasonably satisfactory evidence of the merger of NEW ENGLAND MUTUAL LIFE INSURANCE COMPANY into Seller.

         Contract Vendee represents and warrants to Assignee that it has not issued any notice of any defect, encumbrance or other title objection, and covenants that it (i) shall not issue any such notice without Assignee's prior consent, (ii) will issue any such notice which Assignee so requests, and (iii) will exercise the options set forth in Section 2.3 of the Sale Agreement as directed by Assignee.

    4.   Representations and Warranties.

         (a) Contract Vendee, to induce Assignee to enter into this Agreement and to complete the Closing, makes the following representations and warranties to Assignee, which representations and warranties are true and correct as of the date of this Agreement, and shall be true and correct at and as of the Closing in all respects as though such representations and warranties were made both at and as of the date of this Agreement, and at and as of the Closing:

              (i) Annexed hereto as Exhibit C is a true and complete copies of the Sale Agreement and Letter Agreements, and the Sale Agreement has not been modified, changed or amended (other than by the Letter Agreements);

              (ii) The Sale Agreement is in full force and effect, is a valid contract and is legally enforceable in accordance with its terms, and represents the entire agreement between Contract Vendee and Seller with respect to the Property;

              (iii) Contract Vendee has, to the best of its knowledge, heretofore timely performed and observed all of the duties, obligations, terms, covenants and conditions of the Sale Agreement on its part to be performed or observed thereunder;

              (iv) All representations contained in the Sale Agreement made by Contract Vendee, and to the best knowledge of Contract Vendee, made by Seller, are and continue to be true and correct;

              (v) Neither Seller nor Contract Vendee has declared a default under the Sale Agreement, and, to the best knowledge of Contract Vendee, no event has occurred or failed to occur which, but for the giving of notice or passage of time, or both, would constitute a default thereunder by either Seller or Contract Vendee;

              (vi) Contract Vendee has not assigned, conveyed, encumbered, mortgaged, pledged or transferred all or any part of its interest in the Sale Agreement;

              (vii) No person, firm, corporation or other entity other than Assignee has any right or option to acquire the Property or any part thereof arising from any act of Contract Vendee;

              (viii) Contract Vendee has delivered or made available to Assignee true and complete copies of any and all documents, instruments, agreements and other items in its possession with respect to the Property, including without limitation the environmental reports listed on Exhibit D to the Sale Agreement (to the extent available) and every Operating Agreement, title commitment, survey, offering package and summary, and structural, engineering and environmental assessment report with respect to the Property;

              (ix) Contract Vendee has not received from Seller or any other party any notice of any litigation, insurance claim, personal injury, proceeding (zoning or otherwise) or governmental investigation pending or threatened against or relating to the Property or the transaction contemplated by the Sale Agreement other than as set forth on Exhibit D annexed hereto, and to the extent any matter is set forth on Exhibit D, Contract Vendee represents and warrants there is adequate insurance coverage for same;

              (x) To the best knowledge of Contract Vendee, there are no leases, tenancies, licenses or other agreements for the use and occupancy of any portion of the Property;

              (xi) To the best knowledge of Contract Vendee, there are no existing permits, licenses, approvals or authorizations issued by any governmental authority in connection with the Property except as disclosed or included in the items delivered or made available to Purchaser pursuant to Subsection 4.(viii) above;

              (xii) To the best knowledge of Contract Vendee, there has been no material adverse change in the status of the Property or any contracts or agreements relating thereto (including without limitation additional leases, renewals, extensions or amendments thereto, or additional service contracts);

              (xiii) The execution and delivery of this Agreement and the performance by Contract Vendee of its obligations hereunder will not conflict with or result in a breach of any law, regulation or order, or any agreement or instrument to which Contract Vendee is a party or by which Contract Vendee is bound; and this Agreement and the documents to be delivered by Contract Vendee pursuant to this Agreement will each constitute the legal, valid and binding obligations of Contract Vendee, enforceable in accordance with their respective terms, covenants and conditions subject only to Seller's consent to the assignment of the Sale Agreement to Assignee as set forth in the Sale Agreement; and there are no claims, defenses (personal or otherwise) or offsets to the validity of or enforceability against Contract Vendee of this Agreement and the documents to be delivered pursuant hereto;

              (xiv) Intentionally Deleted;

              (xv) Intentionally Deleted;

              (xvi) Intentionally Deleted;

              (xvii) Annexed to the Sale Agreement as Exhibit C is a true and correct list of Operating Agreements which have been or will be assigned to and/or assumed by Contract Vendee under the Sale Agreement;

              (xviii) Intentionally Deleted; and

              (xix) Contract Vendee shall maintain a net worth of at least Five Hundred Thousand and 00/100 ($500,000.00) Dollars for at least one
    (1) year following the Closing.

         (b) Assignee, to induce Contract Vendee to enter into this Agreement and to complete the Closing, hereby represents and warrants that the execution and delivery of this Agreement and the performance by Assignee of its obligations hereunder will not conflict with or result in a breach of any law, regulation or order, or any agreement or instrument to which Assignee is a party or by which Assignee is bound; and this Agreement and the documents to be delivered by Assignee pursuant to this Agreement will each constitute the legal, valid and binding obligations of Assignee, enforceable in accordance with their respective terms, covenants and conditions; and there are no claims, defenses (personal or otherwise) or offsets to the validity of or enforceability against Assignee of this Agreement and the documents to be delivered pursuant hereto.

    5. Covenants. Contract Vendee hereby covenants and agrees that between the date hereof and the Closing, and with respect to the Closing, it shall perform and observe the following with respect to the Property and the Sale
Agreement:

         (a) Contract Vendee shall continue to timely perform and observe all of the duties, obligations, terms, covenants and conditions of the Sale Agreement on its part to be performed or observed thereunder.

         (b) Contract Vendee shall not modify, terminate, amend, cancel, surrender or, with the exception of this Agreement, make any agreement affecting the Sale Agreement without first obtaining Assignee's prior written consent, which will not be unreasonably withheld or delayed.

         (c) Contract Vendee shall not grant any consents or approvals with respect to the Property and shall not enter into or cause to be entered into any agreements, leases, tenancies, licenses or contracts with respect to the Property without first obtaining Assignee's prior written consent, which will not be unreasonably withheld or delayed.

         (d) Contract Vendee shall use its best efforts to cause Seller (i) to operate and maintain the Property in the ordinary course of business and use reasonable efforts to reasonably preserve for Assignee the relationships of Seller and Seller's suppliers, managers, employees and others having on-going relationships with the Property, (ii) to complete any capital expenditure program currently in progress or anticipated to be completed through the date of Closing under the Sale Agreement, and

(iii) not to defer taking actions or spending its funds, or otherwise manage the Property differently, due to the pending sale of the Property, except as specifically permitted in the Sale Agreement.

         (e) Contract Vendee shall forward to Assignee all notices, communications, demands or requests received by Contract Vendee with respect to the Property promptly after receipt.

         (f) Contract Vendee shall advise Seller that Contract Vendee has assigned the Sale Agreement to Assignee pursuant to the Assignment effective as of the Closing, and shall use its best efforts to obtain and deliver an original counterpart of Seller's unconditional written consent to Assignee as to the Assignment in form and substance reasonably satisfactory to Assignee, and cause Seller to prepare and execute all documents, items and instruments required to be delivered at Closing under the Sale Agreement in the name and for the benefit of Assignee. The Seller's consent to the assignment of the Sale Agreement to Assignee shall be unconditional or, if conditions are imposed, Contract Vendee, and not Assignee, shall be required to perform or satisfy same, except that Assignee shall agree to be bound by and assume the obligations of Purchaser under the Sale Agreement.

         (g) Contract Vendee shall include Assignee and its agents in all aspects in the closing of the Sale Agreement, including by way of example and not limitation, closing documents and closing adjustments provided that Closing under this Agreement occurs simultaneously with closing under the Sale Agreement.

         (h) Contract Vendee shall cooperate in all respects with Assignee in connection with the acquisition by Assignee of the Property.

         (i)  Intentionally Deleted.

         (j) Contract Vendee shall use its best efforts to cause the Seller to perform all of its covenants and obligations under the Sale Agreement in accordance with its terms up to the date of the Closing.

    6. Assignee's Rights Respecting Sale Agreement. If Contract Vendee shall fail to obtain Seller's consent to the assignment of the Sale Agreement to Assignee in accordance with Section 5(f) above, Contract Vendee shall notify Assignee of such failure and Contract Vendee shall close title to the Property in its own name and immediately thereafter convey title to the Property to Assignee upon, and subject to, the terms and conditions set forth in the Sale Agreement as modified by this Agreement, except that:

         (a) at the Closing, the Assignee shall pay Contract Vendee (or, at the Contract Vendee's direction, the Seller) the amount due Seller under the Sale Agreement on account of the Purchase Price in an amount equal to Nine Million, Four Hundred and Fifty Thousand and 00/100 ($9,450,000.00) Dollars subject to adjustment as provided in the Sale Agreement;

         (b) Contract Vendee shall be deemed to have made, for the benefit of Assignee, all representations, warranties and covenants of the Seller contained in the Sale Agreement, and Contract Vendee shall execute and deliver to Assignee at Closing a certification of same; and

         (c) Contract Vendee shall pay, and indemnify and hold Assignee harmless from, all costs and expenses relating to or arising out of Contract Vendee's failure to obtain the consent of the Seller to the assignment of the Sale Agreement to Assignee including, without limitation, Contract Vendee's closing title to the Property and conveyance of same to Assignee, all transfer taxes, title insurance fees and premiums and recording fees, but excluding Assignee's attorneys' fees incurred in connection with such transaction, which obligations shall survive the Closing.

    7. Items to be Delivered or Caused to be Delivered by Contract Vendee on the Closing Date. On the Closing date, Contract Vendee, at its sole cost and expense, will deliver or cause to be delivered to Assignee the following:

         (a) All of the documents, items and instruments to be delivered by Seller and Contract Vendee under and pursuant to the Sale Agreement, including but not limited to a written agency agreement or power of attorney in recordable form from Seller authorizing the execution and delivery of Seller's deed and other closing documents by AEW Real Estate Advisors, Limited Partnership, on Seller's behalf.

         (b) Any documents reasonably required by Assignee or necessary in order to effectuate the transactions contemplated by this Agreement, including by way of example, and not limitation, affidavits, assurances, acknowledgements, deeds, and transfer tax returns.

         (c)  The Assignment.

         (d) Seller's written consent and approval to the assignment of the Sale Agreement to Assignee as provided in Section 5(f) above (subject, however, to Section 6 above).

         (e) An affidavit by Contract Vendee as to its non-foreign status in the form of Exhibit H to the Sale Agreement.

         (f) Any agreements, contracts, reports, analysis, studies, leases, licenses, tenancies, material, documents and items with respect to the Property in the possession of Contract Vendee or required to be delivered to Assignee pursuant to the terms hereof which have not previously been delivered to Assignee.

         (g)  Intentionally Deleted.

         (h)  Intentionally Deleted.

         (i) All other documents, instruments and materials required to be delivered to Assignee pursuant to the terms of this Agreement.

    8. Survival of Representations, Warranties and Obligations. The representations, warranties and obligations of Contract Vendee set forth in Sections 4(a)(i), (vi), (vii) and (xix) of this Agreement shall remain in effect for a period of one (1) year following the Closing and thereafter if Assignee shall have given to Contract Vendee notice of a breach thereof within a one (1) year period.

    9. Obligations with Respect to Sale Agreement. Contract Vendee and Assignee hereby agree as to the following with respect to certain of the obligations of Contract Vendee under the Sale Agreement and this Agreement:

         (a) In connection with the Assignment, Assignee shall be obligated to pay, in addition to the amount due Seller under the Sale Agreement on account of the Purchase Price thereunder in an amount equal to Nine Million, Four Hundred and Fifty Thousand and 00/100 ($9,450,000.00) Dollars, subject to adjustment as provided in the Sale Agreement, but excluding operating expenses for the period from June 14, 1997, plus the premiums for an owner's policy of title insurance insuring Assignee for the cost of purchasing the Property, recordation fees (other than transfer taxes) and one-half (1/2) of all reasonable escrow fees.

         (b) Assignee shall also be obligated to reimburse Contract Vendee at Closing for up to Fifty Thousand ($50,000) Dollars on account of actual and reasonable title examination, survey, environmental, engineering and other costs and expenses incurred by Contract Vendee in connection with preparing for a closing under the Sale Agreement upon presentation to and approval by Assignee of invoices for such items.

         (c) Assign shall furthermore pay a brokerage commission at Closing of One Hundred Thousand ($100,000) Dollars to JACKSON CROSS COMPANY (c/o JOSEPH VERDEHO), and an additional commission of Five Hundred and Sixty-seven Thousand ($567,000) Dollars to FIDELITY COMMERCIAL REAL ESTATE ALLIANCE, INC., pursuant to Agreements in the forms attached as Exhibit E to this Agreement.

         (d) Subject to the foregoing, Contract Vendee shall be obligated to make the payments required of it at Closing pursuant to Section 4.3 of the Sale Agreement.

         (e) Any claims arising out of Contract Vendee's entry upon the Property shall be the responsibility of Contract Vendee, and any claims arising out of Assignee's entry upon the Property shall be the responsibility of Assignee.

         (f)  Intentionally Deleted.

    10. Title. Notwithstanding anything to the contrary contained in the Sale Agreement, title to the Property shall be insured by FIRST AMERICAN TITLE INSURANCE COMPANY or such other title company selected by Assignee (with the consent of Seller, to the extent such is required under the Sale Agreement) which is licensed in the State of New Jersey (the "Title Company"). If title to the Property is not conveyed to Assignee pursuant to the Sale Agreement and this Agreement as a result of any act or omission of Contract Vendee, Contract Vendee shall be responsible for all title fees, survey expenses and search charges of the Title Company. If title to the Property is conveyed to Assignee pursuant to the Sale Agreement and this Agreement, Assignee shall be responsible for the premiums, costs and expenses of the Title Company as and to the extent provided in Section 9 hereof.

    11. Conditions Precedent to Assignee's Obligations. The obligations of Assignee to accept the Assignment, to acquire the Property and to perform the other covenants and obligations to be performed by Assignee on the Closing date shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by Assignee) [as of the date of Closing]:

         (a) The representations and warranties made by Seller in the Sale Agreement and Contract Vendee in this Agreement shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of the Closing, except that for purposes of this Section (a), the representations and warranties of Contract Vendee shall be without regard to any knowledge standard of Contract Vendee.

         (b) Contract Vendee and Seller, respectively, shall have performed all covenants and obligations undertaken by Seller in Sections 4.6 and 4.7 of the Sale Agreement and Contract Vendee in Section 5 of this Agreement in all material respects and complied with all conditions required by the Sale Agreement and this Agreement to be performed or complied with by it on or before the Closing.

         (c)  Intentionally Deleted.

         (d) The Title Company shall be prepared to issue to Assignee a Title Policy meeting the requirements set forth in Section 2.5 of the Sale Agreement subject only to the payment of the premium therefor by Assignee.

         (e) Contract Vendee and Seller, respectively, shall have delivered to Assignee all of the documents enumerated in Sections 4.2 and 4.3 of the Sale Agreement and Section 7 of this Agreement subject only to the payment of the premium therefor by Assignee.

    12. Closing. The closing of title shall take place on or about July 18, 1997 (the "Closing"), at the time and location specified in the Sale Agreement, unless extended in accordance with this Agreement. This transaction shall be consummated simultaneously with the transaction covered by the Sale Agreement. The Property shall be conveyed directly from the Seller to Assignee at the Closing so as to vest title to the Property in the Assignee pursuant to the terms of the Sale Agreement subject, however, to the terms of Section 6 hereof.

    13.  Intentionally Omitted.

    14.  Remedies.

         (a) In the event Assignee fails to perform its obligations under this Agreement at the Closing
[for any reason other than a failure of the conditions specified in Section 11 hereof], Assignee's sole liability and Contract Vendee's sole recourse shall be limited to the amount of Three Hundred Thousand ($300,000) Dollars. Contract Vendee agrees that retention of said sum constitutes fixed and liquidated damages resulting from Assignee's default, and Contract Vendee waives any other claim, at law or in equity, either against Assignee or against any person, known or unknown, disclosed or undisclosed.

         (b) If, after complying with the terms of this Agreement, Contract Vendee shall be unable to perform in accordance with the terms of this Agreement, Contract Vendee shall serve notice of such occurrence upon Assignee, this Agreement shall be deemed cancelled and the parties hereto shall be released of all obligations and liabilities under this Agreement, except those that are expressly stated to survive the cancellation or termination of this Agreement.

         (c) In the event of any default on the part of Seller or Contract Vendee, or Seller's or Contract Vendee's failure to comply with any representation, warranty or agreement in the Sale Agreement or herein, respectively, Assignee shall be entitled to (a) terminate this Agreement upon notice to Contract Vendee, in which event neither party shall thereafter have any further obligations under this Agreement, (b) commence an action against Seller, Contract Vendee or both seeking specific performance of

Seller's and Contract Vendee's obligations under the Sale Agreement and this Agreement, respectively, or (c) in the event of a willful default by Seller under the Sale Agreement, Contract Vendee under this Agreement, or both, Assignee may pursue any and all of its remedies at law or in equity or any combination thereof against the defaulting party.

    15.  Intentionally Omitted.

    16. Notice. All notices, demands, requests, or other writings in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other, shall be in writing and shall be delivered by depositing the same with any nationally recognized overnight delivery service, or by telecopy or fax machine, in either event with all transmittal fees prepaid, properly addressed, and sent to the following addresses:

    If to Assignee:          MOORESTOWN REALTY ASSOCIATES L.P.
                             c/o CALI REALTY ACQUISITION CORP.
                             11 Commerce Drive
                             Cranford, NJ  07016
                             Attn: Philip Cali and
                                   Roger W. Thomas, Esq.
                             (908) 272-8000 (tel)
                             (908) 272-6755 (fax)

    With a copy to:          DOLLINGER & DOLLINGER, P.A.
                             365 West Passaic Street
                             Rochelle Park, NJ  07662
                             Attn: Martin E. Dollinger, Esq.
                             (201) 368-0640 (tel)
                             (201) 368-7838 (fax)

    If to Contract Vendee:   O'NEILL PROPERTIES GROUP, L.P.
                             210 Mall Road
                             King of Prussia, PA  19406
                             Attn: J. Brian O'Neill
                             (610) 962-5101 (tel)
                             (610) 962-5108 (fax)

    With a copy to:          Kevin W. Walsh, Esq.
                             ADELMAN LAVINE GOLD AND LEVIN, a
                             Professional Corporation
                             Suite 1900
                             Two Penn Center Plaza

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

                             Philadelphia, PA  19102
                             (215) 568-7515 (tel)
                             (215) 557-7922 (fax)

    Notices shall also be given to any party at such other address as either party may from time to time designate by written notice to the other.
Notices given by (i) overnight delivery service as aforesaid shall be deemed received and effective on the first business day following such dispatch, and
(ii) telecopy or fax machine shall be deemed given at the time and on the date of machine transmittal provided same is sent prior to 4:00 p.m. on a business day (if sent later, then notice shall be deemed given on the next business day) and if the sending party receives a written send verification on its machines and forwards a copy thereof by regular mail accompanied by such notice of communication. Notices may be given by counsel for the parties described above, and such notices shall be deemed given by Assignee or Contract Vendee, as the case may be, for all purposes hereunder.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

                             O'NEILL PROPERTIES GROUP, L.P.,
                             Contract Vendee



                             By ______________________________
                                Name:
                                Title:

                             MOORESTOWN REALTY ASSOCIATES L.P.,
                             Assignee

                             By: CALI SUB XVI, INC.



                                 By ____________________________
                                    Name:
                                    Title:

                                       12